SUBSIDIARIES OF REGISTRANT	EXHIBIT 21.1

Name of Subsidiary	Jurisdiction of Incorporation/Organization

Benchmark Communities, LLC	Delaware
Fish Springs Ranch, LLC	Nevada
Nevada Land and Resource Holdings, Inc.	Nevada
PICO European Holdings, LLC	Delaware
PICO Investment Corporation	Ohio
PICO Northstar Hallock, LLC	Delaware
PICO Northstar, LLC	Delaware
UCP Jovita, LLC	Delaware
UCP Loma Vista, LLC	Delaware
UCP Montecito, LLC	Delaware
UCP Morgan Hill, LLC	Delaware
UCP Tapestry, LLC	Delaware
UCP, LLC	Delaware
Vidler Water Company, Inc.	Nevada